Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-4 of 890 5th Avenue Partners, Inc. of our report dated February 26, 2021 relating to the financial statements of CM Partners, LLC, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Pricewaterhouse Coopers LLP

New York, New York

October 1, 2021